Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.
Exhibit 10.3

[Akebia Letterhead]

October 6, 2023

By Email

Nicole R. Hadas
[Address]

Dear Nikki:

Upon your execution of this Amendment, the following amendments will be made to your Separation Agreement with Akebia Therapeutics, Inc. (“Akebia”) dated May 5, 2022 (as previously amended, the “Separation Agreement”)

A.Paragraph 1(ii) of the Separation Agreement shall be replaced in its entirety with the following:

(ii)     Separation Date. Unless your employment is terminated by the Company for Cause or by you for Good Reason (as those terms are defined in your Executive Severance Agreement dated March 3, 2014, the “ESA”), you will remain employed until March 29, 2024 (as may be amended from time to time, the “Separation Date”); provided that you and the Company agree that the Separation Date may be amended to provide for an earlier Separation Date upon mutual agreement between you and the Company. Furthermore, [**], but in any event no later than September 22, 2024.

B.Exhibit A of the Separation Agreement is hereby amended by adding the following sentence at the end of Exhibit A:

[**]

All other terms and conditions of the Separation Agreement shall remain in full force and effect.

Very truly yours,

AKEBIA THERAPEUTICS, INC.	Accepted and Agreed to Under Seal:

/s/ John P. Butler	/s/ Nicole R. Hadas
_______________________________	_______________________________
President and Chief Executive Officer	Nicole R. Hadas

    Dated: October 6, 2023